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                                                                     Exhibit 5.1

                                    ATTORNEYS AT LAW           Broomfield, CO
                                                               720 566-4000
                                    4401 Eastgate Mall         Palo Alto, CA
                                    San Diego, CA              650 843-5000
                                    92121-1909                 Reston, VA
                                    Main 858 550-6000          703 456-8000
                                    Fax  858 550-6420          San Francisco, CA
                                                               415 693-2000
                                    www.cooley.com

March 26, 2004

Anadys Pharmaceuticals, Inc.        STEVEN M. PRZESMICKI
9050 Camino Santa Fe                (858) 550-6070
San Diego, CA  92121                przes@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Anadys Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 2,175,742 shares of the Company's Common Stock, $0.001 par value (the "Shares"), including (i) 176,135 shares issuable under the 2004 Equity Incentive Plan, (ii) 125,000 shares issuable under the 2004 Non-Employee Directors' Stock Option Plan, (iii) 150,000 shares issuable under the 2004 Employee Stock Purchase Plan and (iv) 1,724,607 shares reserved for issuance upon the exercise of outstanding stock options granted under the 2002 Equity Incentive Plan (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws and the Plans, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ Steven M. Przesmicki
    -------------------------
    Steven M. Przesmicki